Exhibit 10.2
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is effective as of January 1, 2014, by and between Hendrickson Investments, LLC (“Consultant”) and Skilled Healthcare, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Boyd W. Hendrickson’s employment with Skilled Healthcare, LLC is anticipated to end on December 31, 2013, after which time Mr. Hendrickson intends to offer consulting services as a principal of Consultant;

WHEREAS, Company desires to retain Consultant to provide, from time to time if and as requested by Company as provided herein, certain consulting services to Company and/or its affiliates; and

WHEREAS, Consultant is willing to provide such consulting services from time to time as requested by Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by the parties as follows:

AGREEMENT

1.    Consulting Services. Effective January 1, 2014, Company hereby retains Consultant and Consultant hereby agrees to provide to Company and/or its affiliates, including its affiliate Skilled Healthcare Group, Inc. and the officers and board of directors thereof, such mutually agreed-upon consulting services as Company or the aforementioned officers and directors may from time to time request from Consultant (“Services”). The Services may include, by way of example only, advice and assistance regarding strategic and operational matters, litigation support, and advisory services. Company may request Consultant to provide Services from time to time in Company’s discretion, and does not represent, warrant or guarantee that any particular amount of Services will be requested of Consultant. Consultant shall not be required to provide more than ten (10) hours of Services per week without Consultant’s consent (which consent shall not be unreasonably withheld).

2.    Consulting Fee. Company agrees to pay Consultant a fixed fee of Forty Thousand Dollars ($40,000) per month during the term of this Agreement, regardless of the number of hours of Services actually provided by Consultant during the applicable month. Such per month fee shall be due and payable, without further demand or invoicing by Consultant, on the first business day of each month during the term of this Agreement, beginning on January 1, 2014, with the last payment being due and payable on December 1, 2014. The required monthly payments shall be paid as soon as practicable on or after the date they become due and payable, and in any event within five (5) business days thereafter. In the event of the death or permanent disability of Mr. Hendrickson during the term of this Agreement, or a change of control of Skilled Healthcare Group, Inc., all remaining monthly payments shall automatically become due and payable. Company shall also promptly reimburse Consultant for reasonable documented travel or other out-of-pocket expenses directly attributable to performing requested Services under this Agreement, in accordance with the Company’s expense reimbursement policy that is applicable to its employees generally.

3.    Term and Termination. The term of this Agreement shall be from January 1, 2014 through December 31, 2014.

4.    Consultant Representations and Warranties. Consultant represents and warrants to Company that Consultant will perform the agreed-upon Services in a professional, competent, and timely manner; that Consultant has the power to enter into and perform its obligations under this Agreement; that Consultant’s performance of this Agreement shall not infringe upon or violate the rights of any third party or violate any federal, state, and local laws; that Consultant shall maintain in strict confidence all data and other confidential and/or proprietary information that Company or affiliates thereof may provide to Contractor in connection with Contractor’s provision of Services hereunder; and that Contractor will comply with all applicable laws and regulations in providing Services hereunder.

Consultant agrees to enter into the Company’s standard Business Associate Agreement if at any time the Company determines that such an agreement is necessary or otherwise appropriate due to the nature of the Services to be provided by Consultant and requests that Consultant enter into such an agreement.

5.    Independent Contractor. Consultant acknowledges that the services Consultant renders under this Agreement shall be solely as an independent contractor, and it shall be solely responsible for calculation and payment of Consultant’s own taxes. Consultant shall similarly be solely responsible for any amounts due and owing to its employees and agents, if any, in connection with Consultant’s provision of Services. Consultant further acknowledges that Consultant is not, and shall not represent to any other person that Consultant is, an employee, agent or an affiliate of Company or any of its affiliates. Consultant is not entitled to any employment rights or benefits as a result of this Agreement. It is expressly understood that this Agreement does not create a joint venture.

6.	Nondisclosure of Proprietary Information.

(a)
Except in connection with the faithful performance of the Services, Consultant shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Consultant’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Company or its affiliates that are obtained by Consultant during the term of this Agreement. Confidential or proprietary information, and trade secrets, shall not include any information that has entered the public domain through no fault of Consultant.

(a)	Upon the termination of Consultant’s engagement with Company, Consultant will promptly deliver to Company any Company property that is then in Consultant’s possession.

(c)
Nothing in this Agreement shall prohibit Consultant from (i) disclosing information and documents when required by law, subpoena or court order (provided that Consultant shall provide Company with advance written notice of any such contemplated disclosure), (ii) disclosing information and documents to Consultant’s attorney or tax advisor on a confidential basis for the purpose of securing legal or tax advice, or (iii) retaining, at any time, Consultant’s personal correspondence, personal rolodex and documents related to Consultant’s own personal benefits, entitlements and obligations.

7.    No Waiver. Except as otherwise provided herein, the rights and remedies of the parties are cumulative, and the exercise or failure to exercise any right or remedy shall not preclude the exercise, at the same time or different times, of any other right or remedy for the same default or any other default by the other party. No delay or omission to exercise any right, power, or remedy accruing under this Agreement shall impair such right, power, or remedy, nor shall it be construed to be a waiver of or acquiescence in a breach of or default. Any waiver, permit, or approval of any breach of or default under this Agreement must be in writing, and, because the language of this paragraph was negotiated and intended by both parties to be binding and is not a mere recital, both parties hereby agree that they will not raise waiver or estoppel as affirmative defenses so as to limit or negate the clear language and intent of this paragraph. All remedies, either under this Agreement, by law, or otherwise afforded to either party shall be cumulative, not alternative.

8.    Notices. Any instruction, notice, or demand (individually or together, “Notice”) required or permitted by this Agreement to be given must be in writing and (i) delivered by certified mail with return receipt, (ii) hand-delivered by courier or by a nationally-recognized and reputable overnight delivery service, or (iii) delivered by facsimile (with electronic confirmation of successful transmission) to the facsimile number of the recipient party noted following its signature below. Each Notice shall, for all purposes, be deemed given and received: (i) if given by certified mail, when the return receipt is signed; or (ii) if given by a nationally recognized and reputable overnight delivery service or by facsimile, when the Notice is delivered to the party. The Notice shall be given to the party at its address set forth below, or at such other address as the party may later specify for that purpose by Notice to the other party, or by facsimile to the applicable number noted below. If Notice is tendered under the provisions of this paragraph and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date tendered. The contrary notwithstanding, any Notice given in a manner other than that provided above, but actually received by the party, shall be effective upon receipt.

9.    Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement.

10.    Construction; Choice of Law. This Agreement shall be deemed to have been negotiated and written by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.    Entire Agreement; Modification. This Agreement constitutes the final and entire agreement between the parties regarding the subject matter hereof. This Agreement is intended as a complete and exclusive statement of the terms and conditions of the parties’ agreement with respect to the subject matter hereof, and may not be amended, changed, modified, or altered without the written consent of both parties.

12.    Assignment. This Agreement may not be assigned in whole or in part by either party hereto without the express written consent of the other party. The provisions of this Agreement shall be binding on the successors, and permitted assigns of the parties in like manner as on the original parties unless modified by mutual written agreement.

13.    Dispute Resolution. If a dispute arises between the parties as to any provision of this Agreement, the parties agree that the dispute will be settled solely by binding arbitration conducted by the American Arbitration Association in Salt Lake City, Utah. Choice of the arbitrator and the procedures for conducting the arbitration hearing will be governed by the rules of the American Arbitration Association, and the decision of the arbitrator(s) will be binding upon both parties. The parties agree to share arbitration fees and costs equally.

IN WITNESS WHEREOF, the parties hereto hereby cause this Agreement to be executed effective on the respective date set forth below.

COMPANY:	SKILLED HEALTHCARE, LLC
By: /s/ Roland Rapp
Name: Roland Rapp
Title: Chief Administrative Officer and Secretary
Date: 11/22/13 Address for Notices: Skilled Healthcare LLC Attn: Legal Department 27442 Portola Parkway, Ste. 200 Foothill Ranch, CA 92610 Attention: General Counsel Facsimile: (949) 282-5820

CONSULTANT:	HENDRICKSON INVESTMENTS, LLC By: /s/ Boyd W. Hendrickson
Name: Boyd W. Hendrickson Title: Authorized Signatory
Date: 11/22/13 Address for Notices: ___________________________ ___________________________ ___________________________

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